AMENDED AND RESTATED VOTING TRUST AGREEMENT
                                  (VTA-3)

        THIS AMENDED AND RESTATED VOTING TRUST AGREEMENT, dated as of February 10, 1997, as amended and restated as of February 18, 1997, by and among Norfolk Southern Corporation, a Virginia corporation ("Parent"), Atlantic Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Acquiror"), and the First American National Bank (the "Trustee").

                            W I T N E S S E T H:

        WHEREAS, Atlantic Investment Company, a Delaware corporation and a wholly owned subsidiary of Parent ("AIC") owns on the date hereof 100 shares of common stock, $1.00 par value ("Common Shares"), of Conrail Inc., a Pennsylvania corporation (the "Company").

        WHEREAS, Acquiror has commenced a tender offer (the "Tender Offer") to acquire up to an aggregate of 8,200,000 additional (i) Common Shares, and (ii) shares of Series A ESOP Convertible Junior Preferred Stock, no par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), including, in each case, the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of July 19, 1989, between the Company and First Chicago Trust Company of New York, as Rights Agent at a price of $115 per Share, net to the seller in cash, and, following consummation of the tender offer, intends to commence a second tender offer to acquire all outstanding Shares not owned by Acquiror at a price of $115 per Share, net to the seller in cash (the "Second Tender Offer" and, collectively with the Tender Offer, the "Tender Offers").

        WHEREAS, Shares acquired (the "Acquired Shares") pursuant to the Tender Offer and the Second Tender Offer may be sufficient to empower the Parent or the Acquiror to control the Company.

        WHEREAS, the Acquiror wishes to deposit all Acquired Shares with the acceptance for payment of such Acquired Shares pursuant to the Tender Offers, or otherwise, to deposit such Shares in an independent, irrevocable voting trust, pursuant to the rules of the Surface Transportation Board (the "STB"), in order to avoid any allegation or assertion that the Parent or the Acquiror is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

        WHEREAS, the Parent intends to place the common stock of the Acquiror in such voting trust at or immediately prior to a merger or other combination (the "Merger") of the Acquiror with the Company pursuant to an Agreement and Plan of Merger to be entered into by and among the Parent, the Acquiror and the Company, as it may be amended from time to time (the "Acquisition Agreement"), in order to avoid any allegation or assertion that the Merger would result in the Parent controlling or having the power to control the Company prior to receipt of any required STB approval;

        WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with the Parent or the Acquiror or any of their affiliates; and

        WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Amended and Restated Trust Agreement and the rules of the STB,

        NOW THEREFORE, the parties hereto agree as follows:

        1. Creation of Trust--The Parent and the Acquiror hereby appoint the First American National Bank as Trustee hereunder, and the Bank hereby accepts said appointment and agrees to act as Trustee under this Amended and Restated Trust Agreement as provided herein.

        2. Trust Is Irrevocable--This Amended and Restated Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by the Parent and the Acquiror and their affiliates and shall terminate only in accordance with, and to the extent of, the provisions of Paragraphs 8 and 14 hereof.

        3. Deposit of Trust Stock--The Parent and the Acquiror agree that, prior to acceptance of any Acquired Shares purchased pursuant to each of the Tender Offers, the Acquiror will direct the depositaries for the Tender Offers to transfer to the Trustee any such Acquired Shares purchased pursuant to the Tender Offers. The Parent and the Acquiror also agree that simultaneously with receipt, acquisition or purchase of any additional Shares by either of them, directly or indirectly, or by any of their affiliates, they will transfer to the Trustee the certificate or certificates for such Shares. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee or otherwise validly and properly transferred, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit A (the "Trust Certificates"), with the blanks therein appropriately filled in. All Shares at any time delivered to the Trustee hereunder are called the "Trust Stock." The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee.

        Parent agrees that, at or immediately prior to the Merger, it will transfer to the Trustee all issued and outstanding shares of the common stock of the Acquiror owned by the Parent, which certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, in exchange for one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit B (the "Acquiror Trust Certificates"), with the blanks therein appropriately filled. All shares of the common stock of the Acquiror at any time delivered to the Trustee hereunder are hereinafter called the "Acquiror Trust Stock." The Trustee shall present to the Acquiror all certificates representing the Acquiror Trust Stock for surrender and cancellation by the Acquiror, and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee.

        4. Powers of Trustee--The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall exercise all voting rights in respect of the Trust Stock to approve and effect the Merger (including, without limitation, by means of a "short-form" merger pursuant to Section 1924(b)(ii) of the Pennsylvania Business Corporation Law), and in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the Parent and Acquiror's acquisition of the Company, pursuant to the Acquisition Agreement or otherwise. If there shall be with respect to the Board of Directors of the Company an "Election Contest" as defined in the Proxy Rules of the Securities and Exchange Commission (the "SEC"), in which one slate of nominees shall oppose the effectuation of the Merger, the Trustee shall vote the Trust Stock for the removal of any directors opposing the Merger and in favor of a slate of directors which shall favor the effectuation of the Merger and which shall agree to place all of the shares of Consolidated Rail Corporation in a separate voting trust. In addition, for so long as this Agreement is in effect, the Trustee shall exercise all voting rights in respect of the Trust Stock, to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale or purchase of assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving the Parent or one of its subsidiaries or affiliates (otherwise than in connection with a disposition pursuant to Paragraph 8), not to be effected. In addition, the Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as provided in the three immediately preceding sentences or in Paragraph 5 hereof, the Trustee shall vote all shares of Trust Stock with respect to all matters, including without limitation the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in accordance with its best judgment concerning the interests of the Company. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any and all consents of shareholders in lieu of a meeting.

        5. Further Provisions Concerning Voting of Trust Stock--The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy, as hereinafter provided (including without limitation Paragraphs 4 and 8(b) hereof), unless otherwise directed by the STB or a court of competent jurisdiction. Subject to Paragraph 4, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) any or all of the Parent, the Acquiror and their affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "affiliate" or "affiliates" wherever used in this Amended and Restated Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, employee, nominee or representative of the Parent, the Acquiror or their affiliates as an officer or director of the Company or of any affiliate of the Company. Notwithstanding the previous sentence, the Trustee may vote the Trust Stock to elect as directors of the Company persons (other than officers, directors or employees of Parent or Acquiror) nominated or sponsored by Parent or Acquiror or whose nomination was recommended or proposed by Parent or Acquiror if such persons have agreed, by executing an undertaking substantially in the form of Exhibit C hereto, to use their best efforts to cause Company to place all of the shares of Consolidated Rail Corporation into a separate voting trust as promptly as possible. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and the STB, and by means of information respecting the Company contained in such statements and other documents filed by the Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or the Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence. Notwithstanding the foregoing provisions of this Paragraph 5, however, the registered holder of any Trust Certificate may at any time with the prior written approval of Parent--but only with the prior written approval of the STB--instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions.

        6. Transfer of Trust Certificates--All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by his acceptance thereof, assent to and become a party to this Amended and Restated Trust Agreement, and shall assume all attendant rights and obligations.

        7. Dividends and Distributions--Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over upon the order of Acquiror to the registered holders of the Trust Certificates in proportion to their respective interests. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends or otherwise distributed upon the Trust Stock to the registered holders of Trust Certificates in proportion to their respective interests.

        8. Disposition of Trust Stock; Termination of Trust--(a) This Trust is accepted by the Trustee subject to the right hereby reserved in the Parent at any time to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by the Parent (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of or with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by the Acquiror or Parent that is otherwise permitted pursuant to this Paragraph 8). In the event of a permitted sale of Trust Stock by the Acquiror, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of the Acquiror the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this Paragraph that no violation of 49 U.S.C. Section 11323 will result from a termination of this Trust.

        (b) In the event the STB by final order shall (i) approve or exempt the acquisition of control of the Company by the Acquiror, the Parent or any of their affiliates or (ii) approve or exempt a merger or similar business combination between the Company and the Acquiror, the Parent or any of their affiliates, then immediately upon the direction of the Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow the Acquiror, the Parent or their affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall either (x) transfer upon the order of Acquiror to the registered holders of the Trust Certificates in proportion to their respective interests, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Amended and Restated Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or (y) if shareholder approval has not previously been obtained, vote the Trust Stock with respect to any such merger or similar business combination between the Company and the Acquiror, the Parent or any affiliate of either as directed by the holder or holders of a majority in interest of the Trust Certificates, and upon any such transfer, merger or similar business combination this Trust shall cease and come to an end.

        (c) In the event that the STB should issue an order denying, or approving subject to conditions unacceptable to the Parent, any application or petition by the Acquiror, the Parent or their affiliates to merge with or otherwise exercise control over the Company or the surviving corporation in the Merger, and such order becomes final after judicial review or failure to appeal, Parent shall use its best efforts to sell, distribute or otherwise to dispose of the Trust Stock or all of the assets of the Company or the surviving corporation in the Merger, to one or more eligible purchasers, during a period of two years after such order becomes final after judicial review or failure to appeal, and subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Amended and Restated Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall then as soon as practicable sell the Trust Stock for cash to eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with Parent. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with Parent and which has all necessary regulatory authority, if any, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in effecting such disposition and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of this Amended and Restated Trust Agreement and with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed upon the order of Acquiror to the registered holders of the Trust Certificates in proportion to their respective interests. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder his share of the proceeds. Upon disposition of all the Trust Stock pursuant to this paragraph 8(c), this Trust shall cease and come to an end.

        (d) Unless sooner terminated pursuant to any other provision herein contained, this Amended and Restated Trust Agreement shall terminate on December 31, 2016, and may be extended by the parties hereto, so long as no violation of 49 U.S.C. Section 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed upon the order of Acquiror to the registered holders of the Trust Certificates in proportion to their respective interests. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

        (e) The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8.

        (f) Except as expressly provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock, and any transfer, sale or encumbrance in violation of the foregoing shall be null and void.

        9. Independence of the Trustee--Neither the Trustee nor any affiliate of the Trustee may have (i) any officers, or members of their respective boards of directors, in common with the Acquiror, the Parent, or any affiliate of either, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with the Acquiror, the Parent or any affiliate of either, other than dealings pertaining to the establishment and carrying out of this voting trust. Mere investment in the stock or securities of the Acquiror or the Parent or any affiliate of either by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of the Acquiror, the Parent or their affiliates exceed five percent of their outstanding voting securities and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of the Acquiror, the Parent or their affiliates. Neither the Acquiror, the Parent nor their affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

        10. Compensation of the Trustee--The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by the Acquiror or the Parent.

        11. Trustee May Act Through Agents--The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee.

        12. Concerning the Responsibilities and Indemnification of the Trustee--The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney has been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Amended and Restated Trust Agreement. The Trustee shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any documents relating thereto, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or document or endorsement or this Amended and Restated Trust Agreement, except for the execution and delivery of this Amended and Restated Trust Agreement by this Trustee. The Acquiror and the Parent agree that they will at all times protect, indemnify and save harmless the Trustee from any loss, cost or expense of any kind or character whatsoever in connection with this Trust except those, if any, growing out of the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay all costs and expense of any suit or litigation of any character, including any proceedings before the STB, with respect to the Trust Stock of this Amended and Restated Trust Agreement, and if the Trustee shall be made a party thereto, the Acquiror or the Parent will pay all costs and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that the Acquiror and the Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining the Parent's written consent. The Trustee may consult with counsel and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

        13. Trustee to Give Account to Holders--To the extent requested to do so by the Acquiror or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee,
(ii) all property then held by it as Trustee, and (iii) all actions theretofore taken by it as Trustee.

        14. Resignation, Succession, Disqualification of Trustee--The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to the Parent and the STB. The Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any competent authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the instrument of assumption shall be delivered by the Trustee to the Parent and the STB and all registered holders of Trust Certificates shall be notified of its assumption, whereupon the Trustee shall be discharged of the powers and duties of the Trustee hereunder and the successor trustee shall become vested with such powers and duties. In the event of any material violation by the Trustee of the terms and conditions of this Amended and Restated Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

        15. Amendment--Subject to the requirements of the Acquisition Agreement, this Amended and Restated Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, the Acquiror (if executed prior to the Merger), the Parent and all registered holders of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is consistent with the STB's regulations regarding voting trusts.

        16. Governing Law; Powers of the STB--The provisions of this Amended and Restated Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Tennessee, except that to the extent any provision hereof may be found inconsistent with subtitle IV, title 49, United States Code or regulations promulgated thereunder, such statute and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such statute and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Amended and Restated Trust Agreement.

        17. Counterparts--This Amended and Restated Trust Agreement may be executed in counterparts, each of which shall constitute an original, and one of which shall be held by each of the Parent and the Acquiror and two shall be held by the Trustee, one of which shall be subject to inspection by holders of Trust Certificates on reasonable notice during business hours.

        18. Filing With the STB--A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by the Acquiror.

        19. Successors and Assigns--This Amended and Restated Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to the Acquiror and the Parent by merger, consolidation or otherwise. The parties agree that the Company shall be an express third party beneficiary of this Amended and Restated Trust Agreement. Except as otherwise expressly set forth herein, any consent required from the Company hereunder shall be granted or withheld in the Company's sole discretion.

        20. Succession of Functions--The term "STB" includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to the consideration of the consistency with the public interest of rail mergers and combinations, the regulation of voting trusts in respect of the acquisition of securities of rail carriers or companies controlling them, and the exemption of approved rail mergers and combinations from the antitrust laws.

        21. Notices--Any notice which any party hereto may give to the other hereunder shall be in writing and shall be given by hand delivery, or by first class registered mail, or by overnight courier service, or by facsimile transmission confirmed by one of the aforesaid methods, sent,

        If to Purchaser or Acquiror, to

            Norfolk Southern Corporation
            Three Commercial Place
            Norfolk, Virginia 23510
            Attention: Vice President--Law

        If to the Trustee, to

           First American National Bank
           First American Center
           300 Union Street
           Nashville, Tennessee  37237-0404
           Attention: Corporate Trust Department

        And if to the holders of Trust Certificates, to them at their addresses as shown on the records maintained by the Trustee.

        22. Remedies--Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an order compelling specific performance of this Agreement in any action instituted in any state or federal court sitting in Nashville, Tennessee. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Philadelphia, Pennsylvania.

        IN WITNESS WHEREOF, Norfolk Southern Corporation and Atlantic Acquisition Corporation have caused this Amended and Restated Trust Agreement to be executed by their authorized officers and their corporate seals to be affixed, attested by their Secretaries or Assistant Secretaries, and the Bank has caused this Amended and Restated Trust Agreement to be executed by one of its Vice Presidents and its corporate seal to be affixed, attested to by one of its Vice Presidents, all as of the day and year first above written.

                                           NORFOLK SOUTHERN CORPORATION

ATTEST:                                    By: /s/ Henry C. Wolf
                                              ______________________________
/s/ Sandra T. Pierce
_________________________________          Title: Executive Vice President -
Assistant Corporate Secretary                     Finance


                                           ATLANTIC ACQUISITION CORPORATION

ATTEST:                                    By: /s/ James C. Bishop, Jr.
                                               ____________________________
/s/ Dezora M. Martin
_________________________________          Title: Vice President and General
Corporate Secretary                               Counsel


                                           FIRST AMERICAN NATIONAL BANK

ATTEST:                                    By: /s/ Caroline R. Oakes
                                              ______________________________
/s/ Mary Neil Price
_________________________________          Title: Vice President



                                                                EXHIBIT A
NO.                                                                SHARES

                          VOTING TRUST CERTIFICATE
                                    FOR
                               COMMON STOCK,
                              $1.00 PAR VALUE
                                     OF
                                CONRAIL INC.

          INCORPORATED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA

        THIS IS TO CERTIFY that                will be entitled, on the
surrender of this Certificate, to receive on the termination of the Amended and Restated Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Amended and Restated Voting Trust
Agreement, a certificate or certificates for           shares of the Common
Stock, $1.00 par value, of Conrail Inc. (the "Company"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Amended and Restated Voting Trust Agreement, dated as of February 10, 1997, as amended and restated as of February 18, 1997, executed by Norfolk Southern Corporation, a Virginia corporation, Atlantic Acquisition Corporation, a Pennsylvania corporation, and First American National Bank, as Voting Trustee, a copy of which Amended and Restated Voting Trust Agreement is on file in the registered office of said corporation at First American Center, 3000 Union Street, Nashville, Tennessee 37237-0404, and open to inspection of any stockholder of the Company and the holder hereof. The Amended and Restated Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2016, so long as no violation of 49 U.S.C. Section 11323 will result from such termination.

        The holder of this Certificate shall be entitled to the benefits of said Amended and Restated Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

        This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Amended and Restated Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

        By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Amended and Restated Voting Trust Agreement.

        IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

THE  BANK
 By  Authorized Officer




                  FORM OF BACK OF VOTING TRUST CERTIFICATE

        FOR VALUE RECEIVED                  hereby sells, assigns, and
transfers unto                  the within Voting Trust Certificate and
all rights and interests represented thereby, and does hereby irrevocably
constitute and appoint                                  Attorney to
transfer said Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.

Dated:

In the Presence of:




                                                                 EXHIBIT B
NO.                                                                 SHARES

                          VOTING TRUST CERTIFICATE
                                    FOR
                               COMMON STOCK,
                              $1.00 PAR VALUE

          INCORPORATED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA

        THIS IS TO CERTIFY that                 will be entitled, on the
surrender of this Certificate, to receive on the termination of the Amended and Restated Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Amended and Restated Voting Trust
Agreement, a certificate or certificates for             shares of the
Common Stock, $       par value, of                , a Pennsylvania
corporation (the "Company"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Amended and Restated Voting Trust Agreement, dated as of February 10, 1997, as amended and restated as of February 18, 1997, executed by Norfolk Southern Corporation, a Virginia corporation, Atlantic Acquisition Corporation, a Pennsylvania corporation, and First American National Bank, as Voting Trustee, a copy of which Amended and Restated Voting Trust Agreement is on file in the registered office of said corporation at First American Center, 300 Union Street, Nashville, Tennessee 37237-0404, and open to inspection of any stockholder of the Company and the holder hereof. The Amended and Restated Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2016, so long as no violation of 49 U.S.C. Section 11323 will result from such termination.

        The holder of this Certificate shall be entitled to the benefits of said Amended and Restated Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

        This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Amended and Restated Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

        By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Amended and Restated Voting Trust Agreement.

        IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

THE  BANK
By  Authorized Officer





                  FORM OF BACK OF VOTING TRUST CERTIFICATE

        FOR VALUE RECEIVED                 hereby sells, assigns, and
transfers unto                the within Voting Trust Certificate and all
rights and interests represented thereby, and does hereby irrevocably
constitute and appoint                          Attorney to transfer
said Voting Trust Certificate on the books of the within mentioned
Voting Trustee, with full power of substitution in the premises.

Dated:

In the Presence of:



                                                                EXHIBIT C
                                      NS-SUPPORTED DIRECTORS' UNDERTAKING


                                UNDERTAKING

        THIS UNDERTAKING, dated                , 1997, by and between
Norfolk Southern Corporation, a Virginia corporation ("NS") and            ,
an individual ("NS-Supported Director").

                            W I T N E S S E T H:

        WHEREAS, Atlantic Investment Company, a Pennsylvania corporation and a wholly owned subsidiary of NS ("AIC"), owns on the date hereof 100 shares of common stock, $1.00 par value ("Common Shares"), of Conrail Inc., a Pennsylvania corporation ("CRI");

        WHEREAS, NS and AIC will solicit proxies in connection with the election of certain CRI directors at a meeting of CRI shareholders currently scheduled to be held on December 19, 1997 including any postponement or adjournment thereof and will cause the proxies obtained to be voted in favor of certain directors who favor the effectuation of a merger or other combination of Atlantic Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of NS ("Atlantic"), or another affiliate of NS, with CRI;

        WHEREAS, NS wishes that all NS-Supported Directors have executed this undertaking to promptly resign their positions in the event the Surface Transportation Board (the "STB") issues an order denying, or approving subject to conditions unacceptable to NS, any application or petition by NS, Atlantic or their affiliates to merge or combine with or exercise control over Consolidated Rail Corporation, a Pennsylvania corporation ("CRC"), and such order becomes final after judicial review or failure to appeal; and

        WHEREAS, the undersigned NS-Supported Director is willing to act as Director pursuant to the terms of this Undertaking.

        NOW THEREFORE, the parties hereto agree as follows:

        1. Representations -- NS-Supported Director hereby represents that he/she is not an officer, director or employee of NS, Atlantic or AIC.

        2. Best Efforts -- Upon election to the CRI Board of Directors, NS-Supported Director agrees to use his/her best efforts to cause the voting stock of CRC promptly to be placed in a voting trust.

        3. No Influence or Exercise of Control -- NS-Supported Director agrees not to attempt to influence or exercise any control over the management or operations of CRC except upon the delivery of a certified copy of an order of the STB that (i) approves or exempts the acquisition of control of CRC by Atlantic, NS or any of their affiliates or (ii) approves or exempts a merger or similar business combination between CRC and Atlantic, NS or any of their affiliates, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Atlantic, NS or their affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon the delivery of an opinion of independent counsel selected by NS-Supported Director that no order of the STB or other governmental authority is required.

        4. Resignation -- NS-Supported Director agrees to resign his/her position in the event the STB issues an order denying, or approving subject to conditions unacceptable to NS, any application or petition by NS, Atlantic or their affiliates to merge with or exercise control over CRC, and such order becomes final after judicial review or failure to appeal. NS agrees to promptly notify NS-Supported Director upon the issuance of such an STB order.

                                            NORFOLK SOUTHERN CORPORATION

ATTEST:                                     By: ____________________________

________________________________            Title: ________________________


                                            NS-SUPPORTED DIRECTOR

ATTEST:                                     By: ____________________________

________________________________            Title:_________________________